EXHIBIT 99.1

For Immediate Release

April 26, 2007

For Further Information Contact:
Barry Hollander
(561) 514-9042

INTERACTIVE GAMES EXECUTES DEFINITIVE MERGER DOCUMENTS TO ACQUIRE NUVO SOLAR ENERGY, INC.

West Palm Beach, Florida - Interactive Games, Inc. (the “Company” or “Interactive”) (OTCBB: IGAM) announced today that it has finalized and executed definitive merger documents for the acquisition of Nuvo Solar Energy, Inc. (“Nuvo”) a development stage company based in Centennial, Colorado. The agreement and plan of reorganization executed is subject to completion of the accompanying schedules and other customary closing conditions, including a Nuvo shareholder’s meeting. The Company anticipates the closing will occur within the next 60 days.

About Nuvo Solar Energy, Inc.
Nuvo is a development stage company that has licensed a unique solar cell patent. Patents have been filed on this device in the United States, China, India and Germany. The science that is used in the solar cell utilizes Cadmium/Tellurium Cadmium/Sulfide powders layered in a ceramic sleeve with a copper back contact. The ceramic sleeve eliminates the need for vacuum chambers or a vat with a molten material. A lens is then glued on to the cell. The cell utilizes a wave guide to carry light through the cell. In addition, the wave guide can photo generate an electrical potential in the cell. The material and amount of layers determines voltage while amperage is dependent in part upon particle size. In essence, a multiple stacked solar cell using a wave guide transfers the square conversion area of the solar cell exposed to the sun from the horizontal to the vertical.

Nuvo’s licensed patent incorporates a process that is conducive to manufacturing using a batch process. This is possible because the solar cell cylinder itself replaces the necessity to use expensive vacuum chambers during production. The Company believes this approach is the most expeditious and cost-effective alternative to development of manufacturing capability. Consequently, since the batch processing approach is highly labor intensive, Nuvo has been investigating the feasibility of establishing a manufacturing facility in China. The preferred location for the Company’s proposed operation is Chengdu, China. Chengdu has the only independent mine and refining operations for Cad/Tel production in the world. To date, management’s discussions have been centered on potential relationships in the Chengdu region, with several interested entities, but no agreements or understandings have been reached.

Interactive Games Inc., http://www.interactivegamesinc.com, is presently a developer and licensor of interactive casino technologies and redemption gaming applications.

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations as to future events. However, the forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

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